Exhibit 99.1

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For Immediate Release	Contact: Dan Kelly
July 24, 2003	(919) 774-6700

THE PANTRY REPORTS THIRD QUARTER RESULTS AND INCREASES FISCAL 2003 GUIDANCE

- EBITDA improves 7% over third quarter fiscal 2002 -

- EPS improves 47% over third quarter fiscal 2002 -

Sanford, North Carolina, July 24, 2003 – The Pantry, Inc. (NASDAQ: PTRY), a leading convenience store retailer, today announced its financial results for the third quarter and nine months ended June 26, 2003.

Third Quarter Fiscal 2003 Results

For the third quarter, the Company’s net income was $6.1 million or $0.33 per share compared to net income for the third quarter of fiscal 2002 of $4.1 million or $0.22 per share. Third quarter fiscal 2003 EBITDA was $36.6 million compared to $34.2 million in the third quarter fiscal 2002, an increase of 7.0%. As previously announced, the Company recorded a $2.9 million pre-tax charge in connection with its refinancing in the third quarter of fiscal 2003. Excluding this non-recurring charge, net income would have been $7.8 million or $0.43 per share, and EBITDA would have been $39.5 million, representing a 15.4% increase over third quarter fiscal 2002. The Company defines EBITDA as earnings before interest, taxes, depreciation, amortization, and cumulative effect of change in accounting principles.

“We are very pleased with our third quarter performance and believe that these improvements are the result of several important gasoline and merchandising initiatives.” said Peter J. Sodini, President and Chief Executive Officer. “In March 2003, we began the conversion of store gas brands as previously announced in connection with our gasoline branding and supply partnerships with BP, Citgo, and Chevron. As of June 26, 2003, we had completed the gas conversions on 79 locations consisting of 38 stores to BP and 41 stores to our Kangaroo private label format. We plan to convert and/or re-image approximately 900 additional stores over the next 12 to 18 months. We also began purchasing product in virtually all of our stores selling unbranded gas under the new Citgo agreement. On the marketing front, we continue to realize the benefits of our previously announced merchandising initiatives and in May we rolled out our

Editor’s Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com private label Celeste soft drink line over our entire network and are pleased with the results to date. Additionally, we completed the refinancing of our senior credit facility which we believe will provide the Company additional liquidity and financial flexibility.”

Third quarter fiscal 2003 total revenue increased 4.4% to $711.5 million, compared with $681.3 million in the third quarter fiscal 2002. The revenue improvement was primarily driven by a 7.9% increase in the average retail price of gasoline coupled with comparable store increases in merchandise revenue and gasoline gallons. For the third quarter fiscal 2003, comparable store merchandise sales increased 0.5%, the seventh consecutive quarterly increase. The increase in comparable store merchandise sales was achieved despite unseasonably wet weather throughout the Southeast and significant retail deflation in the cigarette category as a result of aggressive manufacturer funded promotional activity which reduced revenue but did not impact gross margin dollars. For the third quarter fiscal 2003, comparable store gasoline gallons increased 0.6%.

Gross profit for the third quarter fiscal 2003 was $135.0 million, up from $127.0 million in the third quarter fiscal 2002, primarily due to improvements in gasoline gross margin per gallon and merchandise gross margin. Gasoline gross margin per gallon improved to 13.3 cents compared to 11.1 cents in the third quarter fiscal 2002. Third quarter fiscal 2003 merchandise gross margin of 33.5% represented a 70 basis point improvement over the 32.8% recorded in the third quarter fiscal 2002.

Year-to-Date 2003 Results

For the nine months ended June 26, 2003, the Company reported net income before cumulative effect of change in accounting principle of $8.7 million, or $0.47 per share, compared to net income of $401 thousand, or $0.02 per share, reported in the comparable period of fiscal 2002. EBITDA was $91.2 million compared to $79.2 million in the comparable period of fiscal 2002, a 15.0% increase. Excluding the impact of the non-recurring charge in connection with the Company’s refinancing, net income before cumulative effect of change in accounting principle would have been $10.4 million, or $0.57 per share, and EBITDA would have been $94.1 million for the nine months ended June 26, 2003, representing an 18.8% increase over the comparable period of fiscal 2002. The earnings and EBITDA improvements were primarily attributable to increases in gasoline and merchandise gross margins compared to the comparable period of fiscal 2002. Year-to-date gasoline gross margin per gallon improved to 12.6 cents compared to

Editor’s Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

10.5 cents in the comparable period of fiscal 2002 and the Company’s merchandise gross margin of 33.2% represented a 40 basis point increase over the comparable period of fiscal 2002. Additionally, store-operating costs as a percent of merchandise sales for the nine months ending June 26, 2003, declined to 30.2% as compared to 30.3% in the comparable period of fiscal 2002.

For the nine months ended June 26, 2003, total revenues were $2.0 billion compared to $1.8 billion in the comparable period of fiscal 2002. Consistent with the third quarter performance, the increase in total revenue is primarily attributable to a significant increase in gasoline retail price per gallon coupled with comparable store increases in merchandise revenue and commission revenue. Year-to-date comparable store merchandise revenue increased 2.0% while comparable store gasoline gallon volume declined 0.2%.

Fiscal 2003 Outlook

Based in part on third quarter fiscal 2003 results and current market conditions, the Company has revised its expectations for fiscal 2003 EBITDA to be in the range of approximately $124.5 million to $126.0 million and diluted earnings per share before cumulative effect of change in accounting principle to be in the range of $0.68 to $0.72 compared to fiscal 2002 EBITDA of $108.8 million and diluted earnings per share of $0.10. The revised outlook is an increase from previous guidance of EBITDA in the range of $123.0 million to $125.0 million and diluted earnings per share in the range of $0.60 to $0.67. Excluding the non-recurring charge associated with the refinancing, the Company expects EBITDA to be in the range of $126.4 million to $128.9 million and diluted earnings per share before cumulative effect of change in accounting principle to be in the range of $0.78 to $0.82.

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Thursday, July 24, 2003 at 10:00 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until August 1, 2003.

Use of Non-GAAP Measures

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows

Editor’s Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

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from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow, because we believe investors find this information useful. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading convenience store operator in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of June 26, 2003, the Company operated 1,271 stores in ten southeastern states under a number of banners including The Pantry®, Kangaroo®, Handy Way, Lil Champ Food Store®, Quick Stop, Zip Mart, Fast Lane®, Big K, Depot and Mini Mart. These stores offer a broad selection of merchandise, gasoline and ancillary services designed to appeal to the convenience needs of its customers. For more information visit the “Corporate” section of the Company’s Web site at www.thepantry.com.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements made by the Company in this press release relating to earnings per share, EBITDA, comparable store volume, merchandise and gasoline margins, long-term debt and other non-historical statements that are generally preceded by words or phrases such as “targets”, “outlooks”, “expects”, “anticipates”, “forecasted”, “plans” and similar words or phrases constitute “forward-looking statements” within the meaning of the Act. These forward-looking statements are based on The Pantry’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation, fluctuations in domestic and global petroleum markets; changes in the competitive landscape of the convenience store industry; the effect of national and regional economic conditions on the convenience store industry or our vendors or customers; consumer demand for our product offerings; gasoline demand; capital markets and the Company’s access to capital; increases in interest rates; the effect of regional weather conditions on customer traffic; the effect of store closings; financial difficulties of suppliers; environmental risks associated with storing and selling petroleum products; the effect or impact of any announced and prospective Company initiatives; the business environment generally; governmental regulations; acts of war or terrorist

Editor’s Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

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activity; and other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the “SEC”). For a discussion of these and other risks and uncertainties, please refer to the Company’s reports and filings with the SEC. In addition, the forward-looking statements included in this press release are based on, and include, the Company’s estimates and plans as of June 26, 2003. The Company anticipates that subsequent events and market developments will cause its estimates and plans to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Editor’s Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Nine Months Ended
	June 26, 2003	June 27, 2002	June 26, 2003	June 27, 2002
Revenues:
Merchandise	$263,890	$265,074	$741,130	$734,789
Gasoline	441,093	409,693	1,274,745	1,066,021
Commissions	6,472	6,541	20,001	18,716

Total revenues	711,455	681,308	2,035,876	1,819,526
Cost of sales:
Merchandise	175,388	178,013	495,360	494,060
Gasoline	401,050	376,270	1,166,379	974,862

Total cost of sales	576,438	554,283	1,661,739	1,468,922
Gross profit	135,017	127,025	374,137	350,604
Operating expenses:
Operating, general and administrative	98,833	93,005	284,297	271,943
Depreciation and amortization	15,048	13,517	41,823	40,421

Total operating expenses	113,881	106,522	326,120	312,364
Income from operations	21,136	20,503	48,017	38,240
Other income (expense):
Interest expense	(12,774)	(12,643)	(37,262)	(37,966)
Fair market value change in non-qualifying derivatives	1,136	(1,261)	1,979	(104)
Miscellaneous	396	174	1,337	501

Total other expense	(11,242)	(13,730)	(33,946)	(37,569)
Income before income taxes	9,894	6,773	14,071	671
Income tax expense	(3,809)	(2,709)	(5,419)	(270)

Net income before cumulative effect	6,085	4,064	8,652	401
Cumulative effect of change in accounting principle	—	—	(3,482)	—

Net income	$6,085	$4,064	$5,170	$401

Earnings per share:
Net income per diluted share	$0.33	$0.22	$0.28	$0.02
Net income per diluted share before cumulative effect	$0.33	$0.22	$0.47	$0.02
Diluted shares outstanding	18,450	18,108	18,300	18,110
Selected financial data:
EBITDA [a]	$36,580	$34,194	$91,177	$79,162
Net cash provided by operating activities	$32,984	$19,212	$34,549	$25,596
Merchandise gross profit	$88,502	$87,061	$245,770	$240,729
Merchandise margin	33.5%	32.8%	33.2%	32.8%
Gasoline gallons	301,473	302,080	862,436	871,017
Gasoline gross profit	$40,043	$33,423	$108,366	$91,159
Gasoline margin per gallon	$0.1328	$0.1106	$0.1257	$0.1047
Gasoline retail per gallon	$1.46	$1.36	$1.48	$1.22
Comparable store data:
Merchandise sales %	0.5%	4.7%	2.0%	2.9%
Gasoline gallons %	0.6%	4.4%	-0.2%	1.7%
Number of stores:
End of period	1,271	1,292	1,271	1,292
Weighted-average store count	1,272	1,298	1,278	1,310

Notes:

[a]	Fiscal 2002 EBITDA has been adjusted to conform to current year presentation which includes miscellaneous income.

Editor’s Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com

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The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measure

(In thousands)

	Quarter Ended		Nine Months Ended
	June 26, 2003	June 27, 2002	June 26, 2003	June 27, 2002
EBITDA	$36,580	$34,194	$91,177	$79,162
Interest expense	(11,638)	(13,904)	(35,283)	(38,070)
Adjustments to reconcile net income to net cash used in operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principles)	2,756	1,933	3,681	1,618
Changes in operating assets and liabilities, net:
Assets	5,051	(1,642)	4,407	(5,105)
Liabilities	235	(1,369)	(29,433)	(12,009)

Net cash provided by operating activities	$32,984	$19,212	$34,549	$25,596

The Pantry, Inc.

Reconciliation of Non-GAAP Guidance

(In thousands)

	Fiscal Year, 2003 Guidance Range
EBITDA	$124,500	$126,000
Interest expense	(47,114)	(47,114)
Adjustments to reconcile net income to net cash used in operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principles)	4,916	4,916
Changes in operating assets and liabilities, net	(31,225)	(31,225)

Net cash provided by operating activities	$51,077	$52,577

Editor’s Note: The Company makes available its quarterly earnings releases, annual report to shareholders and Sec filings on its corporate web site located at www.thepantry.com

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The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 26, 2003	September 26, 2002
Assets
Cash and cash equivalents	$55,935	$42,236
Receivables, net	32,945	34,316
Inventories	78,695	84,437
Other current assets	7,254	5,301

Total current assets	174,829	166,290

Property and equipment, net	403,452	435,518
Goodwill, net	278,279	277,874
Other	32,944	30,016

Total assets	$889,504	$909,698

Liabilities and shareholders’ equity
Current maturities of long-term debt	$12,565	$43,255
Current maturities of capital lease obligations	1,339	1,339
Accounts payable	80,320	93,858
Other accrued liabilities	52,584	71,261

Total current liabilities	146,808	209,713

Long-term debt	487,232	460,920
Environmental expenses	14,171	13,285
Deferred income taxes	41,599	38,360
Deferred revenue	47,410	51,772
Capital lease obligations	14,377	15,381
Other	16,506	5,063
Total shareholders’ equity	121,401	115,204

Total liabilities and shareholders’ equity	$889,504	$909,698

Editor’s Note: The Company makes available its quarterly earnings releases, annual report to shareholders and SEC filings on its corporate web site located at www.thepantry.com